UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
SECURITIES EXCHANGE ACT OF 1934
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AMICAS, Inc.

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FOR IMMEDIATE RELEASE
AMICAS RESPONDS TO MERGE HEALTHCARE
BOSTON — February 22, 2010 — AMICAS, Inc. (NASDAQ: AMCS), a leader in image and information management solutions, today responded to a press release issued earlier today by Merge Healthcare Incorporated (NASDAQ: MRGE) (“Merge”) regarding Merge’s acquisition proposal. AMICAS Board of Directors has already considered and publicly rejected Merge’s acquisition proposal.
AMICAS believes that Merge’s press release is an eleventh-hour attempt by Merge to insert itself into a process that is well underway, and to disrupt AMICAS’ definitive merger agreement with Thoma Bravo, damage AMICAS’ operations, and mislead AMICAS stockholders.
AMICAS has repeatedly requested that Merge’s third-party financing sources either guarantee or provide front-end funding such that Merge’s proposed transaction would be fully financed and contain transaction certainty. However, contrary to its statements about having committed financing, neither Merge nor its third-party financing sources will agree to provide a guarantee or front-end funding. Instead, Merge seeks to shift all financing risk to AMICAS stockholders while inducing AMICAS to terminate its guaranteed agreement with Thoma Bravo. The net amount that could be received by AMICAS in the event that Merge breaks the Thoma Bravo transaction and then fails to complete its proposed acquisition of AMICAS, is a four percent break fee, or approximately $10 million — and even this is not payable under all circumstances. The cost and accompanying risk to AMICAS stockholders in such event is far greater, namely the loss of $217 million that would be paid to AMICAS shareholders under the Thoma Bravo transaction.
Despite Merge’s misleading statements and misrepresentations, nothing has changed regarding Merge’s highly-conditional, illusory and risky proposal, which the AMICAS Board has previously considered and rejected. Merge has still failed to provide financial guarantees and reasonable protections for AMICAS or its stockholders.
The Merge proposal is deficient in numerous key areas, which are fully detailed in the supplemental proxy statement filed by AMICAS earlier today and can be found at http://sec.gov/Archives/edgar/data/1028584/000095012310014881/b79726defa14a.htm.
The AMICAS Board, in consultation with its independent financial and legal advisors, previously determined that the Merge proposal is not a Superior Proposal as defined under the terms of the Thoma Bravo Merger. Accordingly, the AMICAS Board continues to unanimously recommend that AMICAS stockholders vote FOR the Thoma Bravo Merger.
As previously announced, on December 24, 2009, AMICAS entered into a definitive merger agreement with Thoma Bravo, LLC, under which an affiliate of Thoma Bravo would acquire all of the outstanding shares of AMICAS for $5.35 per share in cash (the “Thoma Bravo Merger”). This purchase price is fully financed and guaranteed by Thoma Bravo and other first tier private equity funds and is not dependent on unguaranteed, third-party financing. AMICAS believes the Thoma Bravo Merger provides AMICAS stockholders with immediate and certain cash value. AMICAS is confident that the Thoma Bravo Merger can be completed in a timely manner immediately following stockholder approval at the Special Meeting of AMICAS Stockholders scheduled to be reconvened on March 4, 2010.

The Special Meeting of AMICAS Stockholders will reconvene on Thursday, March 4, 2010 at 9:00 a.m., local time, and may be reconvened at a later date if ordered by the Superior Court of Suffolk County, Massachusetts, at the Company’s offices at 20 Guest Street, Boston, MA 02135. The record date for stockholders entitled to vote at the special meeting remains January 15, 2010. AMICAS stockholders who have previously voted may change their vote, but need not vote again. Any AMICAS stockholders who have questions or require assistance voting their shares should contact the Company’s proxy solicitor, Innisfree M&A Incorporated, toll-free at (888) 750-5834.
About AMICAS, Inc.
AMICAS, Inc. (www.amicas.com) is a leading independent provider of imaging IT solutions. AMICAS offers the industry’s most comprehensive suite of image and information management solutions — from radiology PACS to cardiology PACS, from radiology information systems to cardiovascular information systems, from revenue cycle management solutions to enterprise content management tools designed to power the imaging component of the electronic medical record (EMR). AMICAS provides a complete, end-to-end solution for radiology practices, imaging centers, and ambulatory care facilities. Hospitals and integrated delivery networks are provided with a comprehensive image management solution for cardiology and radiology that supports EMR strategies to enhance clinical, operational, and administrative functions.
Information regarding the solicitation of proxies
In connection with the proposed transaction, AMICAS has filed a proxy statement and relevant documents concerning the proposed transaction with the SEC. Stockholders of AMICAS are urged to read the proxy statement and other relevant materials because they contain important information about AMICAS and the proposed transaction. Stockholders may obtain a free copy of the proxy statement and any other relevant documents filed by AMICAS with the SEC at the SEC’s Web site at www.sec.gov. In addition, stockholders may obtain free copies of the documents filed with the SEC by AMICAS by contacting AMICAS Investor Relations by e-mail at colleen.mccormick@amicas.com or by phone at 617-779-7892.
AMICAS and its directors and certain executive officers may be deemed to be participants in the solicitation of proxies from AMICAS stockholders in respect of the proposed transaction. Information about the directors and executive officers of AMICAS and their respective interests in AMICAS by security holdings or otherwise is set forth in its proxy statements and Annual Reports on Form 10-K, previously filed with the SEC. Investors may obtain additional information regarding the interest of the participants by reading the proxy statement regarding the acquisition. Each of these documents is available free-of-charge at the SEC’s Web site at www.sec.gov and at the AMICAS Investor Relations Web site at www.amicas.com/investorrelations.
Cautionary statement regarding forward-looking statements
This press release contains forward-looking statements within the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, without limitation, statements regarding the expected benefits of the proposed transaction, future performance, and the completion of the transaction. These statements are based on the current expectations of management of AMICAS, involve certain risks, uncertainties, and assumptions that are difficult to predict, and are based upon assumptions as to future events that may not prove accurate. Therefore, actual outcomes and results may differ materially from what is expressed herein. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this press release, many of which are beyond AMICAS’ ability to control or predict. For example, among other things, the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; the outcome of any legal proceedings that have been or may be instituted against AMICAS and others relating to the transaction; the inability to complete the transaction due to the failure to obtain stockholder approval or the failure to satisfy other conditions to consummation of the transaction; the failure of the transaction to close for any other reason; the amount of the costs, fees, expenses and charges related to the transaction and the actual terms of certain financings that will be obtained for the transaction; and other risks detailed in AMICAS’ current filings with the SEC, including its most recent filings on Forms 10-Q and 10-K, which are available at www.sec.gov. All forward-looking statements in this press release are qualified by these cautionary statements and are made only as of the date of this release. AMICAS is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.
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CONTACTS:

Media	Investors
Matthew Sherman / Andrew Siegel	Kevin Burns, CFO
Joele Frank, Wilkinson Brimmer Katcher	AMICAS, Inc.
212-355-4449	617-779-7855

Scott Winter
Innisfree M&A Incorporated
212-750-5833